Exhibit 99.2



                        JOINT FILERS' NAMES AND ADDRESSES




1. Warburg Pincus Partners, LLC

2. Warburg Pincus LLC

3. Warburg Pincus & Co.

4. Charles R. Kaye

5. Joseph P. Landy







The business address for all of the above reporting persons is:


c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017